Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

STEELCASE, INC.
GRAND RAPIDS, MICHIGAN

We consent to the incorporation by reference of our report dated March 15, 2002 relating to the consolidated financial statements of Steelcase Inc. included in the Company’s Annual Report on Form 10-K for the year ended February 22, 2002 in the previously filed Registration Statements for the Company’s Steelcase Inc. Deferred Compensation Plan (Registration No. 333-84689), Steelcase Inc. 401(k) Retirement Plan (Registration No. 333-84251), Steelcase Inc. Incentive Compensation Plan (Registration No. 333-46711), Steelcase Inc. Employee Stock Purchase Plan (Registration No. 333-46713) and Steelcase Inc. Public Debt Offering (Registration No. 333-83264).

BDO SEIDMAN, LLP

Grand Rapids, Michigan
May 9, 2002